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                                                                  EXHIBIT 99(a)2



FOR IMMEDIATE RELEASE

                    TAUBMAN CENTERS BOARD UNANIMOUSLY REJECTS
                     SIMON PROPERTY GROUP'S INADEQUATE OFFER

BLOOMFIELD HILLS, MICH., DECEMBER 11, 2002 - Taubman Centers, Inc. (NYSE:TCO) today announced that after careful consideration, including a thorough review with its financial and legal advisors, its Board of Directors has unanimously voted to reject Simon Property Group's (NYSE: SPG) $18.00 per share cash offer as inadequate, opportunistic and clearly not in the best interests of the Taubman Centers shareholders. Accordingly, the Board of Directors strongly recommends that all Taubman Centers shareholders reject Simon's offer and not tender their shares.

Robert S. Taubman, Chairman, President and Chief Executive Officer of Taubman Centers, stated, "The Taubman Centers Board has thoroughly considered Simon's tender offer - as it had considered the original proposal before it was made public - and again has unanimously rejected the offer. The Board believes that the offer is inadequate, opportunistic and does not reflect the underlying value of the Company's assets or its growth prospects. Our collection of upscale regional mall assets cannot be replicated. They represent the most productive portfolio of regional malls in the public sector and have always been and will always be highly coveted. The Company has a strong track record, has delivered more than an 80% total return to shareholders over the past five years, and has also achieved the sector's highest FFO (Funds From Operations) per share growth rate for the first nine months of 2002." Mr. Taubman added: "Simon's hostile offer is not a logical catalyst for a sale. The Board's position remains clear - the Company is not for sale."

S. Parker Gilbert, an independent director of Taubman Centers and retired Chairman of Morgan Stanley Group, Inc., stated, "Our Board believes that this is not the time to sell the Company. Further, the offer put on the table by Simon does not reflect the underlying value of the Company's assets or its growth prospects. In recommending strongly against this offer, we have considered the interests of all of the Company's shareholders."

In making its determination, the Taubman Centers Board of Directors received the opinion of Goldman, Sachs & Co. that the Simon offer is inadequate, and considered a number of additional factors, including, among others:

      -- NOW IS NOT THE TIME TO SELL. A number of the Company's properties are at early stages in their development cycle and are expected to generate increasing returns over the next few years. The Board believes that the Company's current stock price does not reflect the value of these assets or their growth potential. Moreover, the Board believes that the Company's organic growth strategy of concentrating on improving the quality and consistency of its assets, along with selective development, acquisitions and divestitures, is likely to yield long term returns to shareholders superior to the Simon offer.




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      -- THE COMPANY HAS OUTPERFORMED ITS PEERS. Taubman Centers has delivered more than an 80% total return to shareholders over the past five years, during which time the Company has outperformed the Morgan Stanley REIT Total Return Index (which returned 21.6%), the S&P 500 Total Return Index (which returned 4.3%), and many of its competitors (including Simon Property Group, which returned 63.3%). The Taubman Centers properties have the highest average sales and rents per square foot of any regional mall company.

      -- THE OFFER CANNOT BE COMPLETED WITHOUT THE SUPPORT OF OWNERS WHO ARE NOT OBLIGATED TO SELL. The Taubman family and other shareholders, with combined ownership and voting power representing over a third of the total voting power of the Company's capital stock, have indicated that they have no interest in pursuing a sale transaction. The affirmative vote of two-thirds of the Company's voting power to approve a merger, sale or other similar transaction has been required under the Company's charter since the initial public offering of Taubman Centers in 1992. The Company believes that the litigation brought by Simon seeking to strip certain Taubman Centers shareholders of their voting rights is without merit.

      -- THE OFFER IS A SIGNIFICANT WASTE OF CORPORATE ASSETS. The unsolicited and hostile nature of the Simon offer, coupled with its inability to be completed, makes it expensive, disruptive, and detrimental to both companies.

      -- THE OFFER IS HIGHLY CONDITIONAL. Simon's offer is subject to many conditions, resulting in significant uncertainty that the offer could or would be consummated. In addition, the anti-competitive nature of the combination proposed by Simon - which the Company believes is designed to further Simon's control over key markets where Simon is already highly dominant - raises serious antitrust concerns, creating further uncertainty.

      -- SIMON MISREPRESENTS FACTS TO SERVE ITS OWN ENDS. The Simon offer is rife with misrepresentation and mischaracterization. Simon's self-serving press campaign aimed at damaging the Company is hypocritical in the extreme. Contrary to the Taubman Centers democratic voting structure with exact alignment between economic ownership and voting rights, the Simon family has hard-wired Board seats and an absolute veto right over major transactions, including a sale of the company. Simon's false denials about these veto rights on its website and in its securities filings are indicative of its willingness to mislead investors. Simon has also been willing to mischaracterize Taubman Centers' financial performance, misrepresent David Simon's communications with Robert Taubman, and mislead about the Taubman Centers 1998 restructuring.

Mr. Taubman stated: "The Simon lawsuit is a cynical attempt to turn a state anti-takeover statute into a hostile takeover device. The Michigan statute was designed to stop opportunists like Simon. They are disingenuously trying to turn the law inside out. We are confident they will not succeed."




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"Above all, the Taubman Centers assets have huge scarcity value and are becoming more valuable every day," Mr. Taubman said. "Our new projects-- Millenia, Dolphin Mall, Willow Bend, International Plaza and Wellington Green-- are increasingly contributing to the company's FFO per share and are poised for significant future cash flow growth. The Board of Directors firmly believes that Taubman Centers has great growth prospects. We believe that Simon is pursuing Taubman Centers because Simon lacks the ability to create its own meaningful growth opportunities and needs to improve its portfolio of aging and tired shopping centers by acquiring Taubman's premier properties. We are not here to solve Simon's problems, but rather are focused on maximizing the potential of our assets for the benefit of Taubman Centers shareholders."

The Company also announced that it had opted out of the Michigan Control Share Acquisition Act. The Company believes that it does not need the protection of the Michigan Control Share Acquisition Act.

Stockholders of Taubman Centers are strongly advised to read Taubman Centers' solicitation/ recommendation statement regarding the tender offer referred to in this press release because it contains important information. Stockholders may obtain a free copy of the solicitation/ recommendation statement, which has been filed by Taubman Centers with the Securities and Exchange Commission, at the SEC's web site at www.sec.gov and at Taubman Center's website at www.taubman.com, under Investor Relations. Stockholders may also obtain, without charge, a copy of the solicitation/recommendation statement by directing requests to Taubman Centers' Investor Relations Department.

Goldman, Sachs & Co. is acting as financial advisor and the law firms of Wachtell, Lipton, Rosen & Katz; Miro, Weiner & Kramer, PC; and Honigman Miller Schwartz and Cohn, LLP are acting as legal advisors. Taubman Centers has also retained Innisfree M&A Incorporated to assist it in connection with communications with shareholders with respect to the offer.

ABOUT TAUBMAN CENTERS, INC.
Taubman Centers, a real estate investment trust, owns, develops, acquires and operates regional shopping centers nationally. Taubman Centers currently owns and/or manages 30 urban and suburban regional and super regional shopping centers in 13 states. The company is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions including further deterioration in consumer confidence, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

                                      # # #

Contacts:


Barbara Baker                             Joele Frank/Todd Glass
Taubman Centers, Inc.                     Joele Frank, Wilkinson Brimmer Katcher
(248) 258-7367                            (212) 355-4449




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